UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------x
KEVIN LEMMER,                               )
                                            )
               Plaintiffs,                  )
                                            )
         v.                                 )    CASE NO. 98 CIV 5748 (AGS)
                                            )
GOLDEN BOOKS FAMILY ENTERTAINMENT           )
INC., et al.,                               )
                                            )
               Defendants.                  )
                                            )
--------------------------------------------x
GREEN FUND and CYNTHIA GREEN COLIN,         )
                                            )
               Plaintiffs,                  )
                                            )
         v.                                 )    CASE NO. 98 CIV 7072 (AGS)
                                            )
GOLDEN BOOKS FAMILY ENTERTAINMENT           )
INC., et al.,                               )
                                            )
               Defendants.                  )
                                            )
--------------------------------------------x

                            ORDER AND FINAL JUDGMENT
                            ------------------------

     On this 12th day of October, 1999, a hearing having been held before this Court to determine: (1) whether the terms and conditions of the Stipulation and Agreement of Settlement, dated August 10, 1999 (the "Settlement Stipulation") are fair, reasonable and adequate for the settlement of all claims asserted by the Class against the Defendants in the complaint now pending in this Court under the above caption, including the release of the Defendants and the Released Parties and should be approved; (2) whether judgment should be entered dismissing the complaint on the merits and with prejudice in favor of the Defendants and as against all persons or entities who


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



are members of the Class herein who have not requested exclusion therefrom; (3) whether to approve the Plan of Allocation as a fair and reasonable method to allocate the settlement proceeds among the members of the Class; and (4) whether and in what amount to award counsel for plaintiffs and the Class fees and reimbursement of expenses. The Court having considered all matters submitted to it at the hearing and otherwise; and it appearing that a notice of the hearing substantially in the form approved by the Court was mailed to all persons or entities reasonably identifiable, who purchased common stock and/or 8.75% convertible trust originated preferred securities ("TOPRS") of Golden Books Family Entertainment, Inc. ("Golden Books") during the period between May 13, 1997, and August 4, 1998, inclusive (the "Class Period"), except those persons or entities excluded from the definition of the Class, as shown by the records of Golden Books' transfer agent, at the respective addresses set forth in such records, and that a summary notice of the hearing substantially in the form approved by the Court was published in The New York Times pursuant to the specifications of the Court; and the Court having considered and determined the fairness and reasonableness of the Plan of Allocation; the Bankruptcy Court in the Chapter 11 proceeding entitled In re Golden Books Family Entertainment, Inc., et al., Case Nos. 99-B-10030 to 99-B-10032 (TLB) (Jointly Administered) (Bankr. S.D.N.Y.) having issued orders approving the participation of Golden Books in this Settlement, and confirming a Plan of Reorganization for Golden Books which expressly provides that its effectiveness is dependent on the Effective Date of this Settlement occurring, and which further expressly provides for the survival of any present of former officer's or director's entitlement to indemnification and advancement of expenses to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, with respect to any matter encompassed within the definition of Settled Claims if any such matter is asserted by the persons


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



who would otherwise be entitled to participate in this Settlement but who excluded themselves from the Class herein, and such orders are no longer subject to appeal or other judicial review; and the Court having considered and determined the fairness and reasonableness of the award of attorneys' fees and expenses requested; and all capitalized terms used herein having the meanings as set forth and defined in the Settlement Stipulation.

     NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

     1.    The   Court  has  jurisdiction   over  the   subject  matter  of  the
litigation, the Plaintiffs, all Class Members and the Defendants.

     2. The Court finds the prerequisites to a class action under Fed. R. Civ. P. 23(a) and (b)(3) have been satisfied in that: (a) the number of Class Members is so numerous that joinder of all members thereof is impracticable; (b) there are questions of law and fact common to Class; (c) the claims of the Class Representatives are typical of the claims of the Class they seek to represent;
(d) the Class Representatives have and will fairly and adequately represent the interests of the Class; (e) the questions of law and fact common to the members of the Class predominate over any questions affecting only individual members of the Class; and (f) a class action is superior to other available methods for the fair and efficient adjudication of the controversy.

     3. Pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for the purposes of the settlement only, this Court hereby finally certifies this action as a class action on behalf of all persons who, during the period between May 13, 1997, and August 4, 1998, inclusive, purchased common stock or TOPRS of Golden Books. Excluded from the Class are the Individual Defendants, the officers and directors of Golden Books, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which Golden Books or the

Individual Defendants have or had a controlling interest, and Golden Press Holdings, L.L.C. ("GPH") and its investors. Also excluded from the Class are the persons and/or entities who requested exclusion from the Class as listed on Exhibit A annexed hereto.

     4. The Settlement Stipulation is approved as fair, reasonable and adequate, and in the best interests of the Class, and the Class Members and the Parties are directed to consummate the Settlement Stipulation in accordance with its terms and provisions.

     5. The Complaint is hereby dismissed with prejudice and without costs, except as provided in the Settlement Stipulation, as against any and all of the Defendants, their past or present subsidiaries, parents, affiliates, partners, successors and predecessors, officers, directors, shareholders, insurers, reinsurers, agents, employees, attorneys, advisors, and investment advisors, accountants and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of the Defendants.

     6. Members of the Class and the successors and assigns of any of them, are hereby permanently barred and enjoined from instituting, commencing, or prosecuting, either directly or in any other capacity, any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known and unknown claims, that have been or could have been asserted in any forum by Plaintiffs or Class Members or any of them against any of the Released Parties (as defined below) which arise out of or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, referred to or that could have been asserted in the Complaint relating to the purchase of shares of the common stock or TOPRS of

Golden Books during the Class Period (the "Settled Claims") against any and all of the Defendants their past or present subsidiaries, parents, successors and predecessors, officers, directors, shareholders, agents, employees, attorneys, advisors, and investment advisors, accountants and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of the Defendants (the "Released Parties"). The Settled Claims are hereby compromised, settled, released, discharged and dismissed as against the Released Parties on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

     7. The Defendants and the successors and assigns of any of them, are hereby permanently barred and enjoined from instituting, commencing or prosecuting, either directly or in any other capacity, any Settled Defendants' Claims against any of the Plaintiffs, Class Members or their attorneys. The Settled Defendants' Claims are hereby compromised, settled, released, discharged and dismissed on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

     8. Neither the Settlement Stipulation, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, nor any of the documents or statements referred to therein shall be:

           (a) offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants of the truth of any fact alleged by Plaintiffs or the validity of any claim that had been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of Defendants;

           (b) offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Plaintiffs and the Class as evidence of any infirmity in the claims of Plaintiffs and the Class;

           (c) offered or received against the Defendants as evidence of a presumption, concession or admission of any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder; and

           (d) construed against the Defendants or the Plaintiffs and the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial.

           (e) construed as or received in evidence as an admission, concession or presumption against plaintiffs or the Class or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Settlement Fund.

     9. The Plan of Allocation is approved as fair and reasonable, and in the best interests of the Class, and Plaintiffs' Counsel and the Claims Administrator are directed to administer the Stipulation in accordance with its terms and provisions.

     10. Counsel for plaintiffs and the Class are hereby awarded the sum of $1,750,000 in fees, which sum the Court finds to be fair and reasonable, and $27,366.43 in reimbursement of expenses, which shall be paid to Plaintiffs' Lead Counsel from the Settlement Fund with interest from the date such Settlement Fund was funded to the date of payment at the same rate that the Settlement Amount earns. The award of attorneys' fees shall be allocated among counsel for plaintiffs and the Class in a fashion which, in the opinion of Plaintiffs' Lead Counsel, fairly compensates counsel for the plaintiffs and the Class for their respective contributions in the prosecution of the litigation.

     11. Exclusive jurisdiction is hereby retained over the Parties and the Class Members for all matters relating to this litigation, including the administration, interpretation, effectuation or enforcement of the Settlement Stipulation and this Order and Final Judgment, and including any application for fees and expenses incurred in connection with administering and distributing the settlement proceeds to the members of the Class.

     12. Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of the Settlement Stipulation.

     13. Ther is no just reason for delay in the entry of this Order and Final Judgment and immediate entry by the Clerk of the Court is expressly directed pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.

Dated:     New York, New York
           October 12, 1999



                                             -----------------------------------
                                             UNITED STATES DISTRICT JUDGE

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------x
KEVIN LEMMER,

               Plaintiff,                        ORDER
                                                 -----


         v.                                      98 Civ. 5748 (AGS)

GOLDEN BOOKS FAMILY ENTERTAINMENT
INC., et al.,

               Defendants.
--------------------------------------------x
GREEN FUND and CYNTHIA GREEN COLIN,

               Plaintiffs,                       98 Civ. 7072 (AGS)

         v.

GOLDEN BOOKS FAMILY ENTERTAINMENT
INC., et al.,

               Defendants.
--------------------------------------------x

ALLEN G. SCHWARTZ, DISTRICT JUDGE:

     This consolidated class action is brought on behalf of all persons who purchased common or preferred stock during the period from May 13, 1997 through August 4, 1998 (the "Class Period") from defendant Golden Books Family Entertainment ("Golden Books" or the "Company"). (Second Amended Consolidated Class Action Complaint ("Complaint") P. 20.) On April 14, 1999, defendants moved to dismiss the Complaint pursuant to Federal Rules of Civil Procedure ("Fed. R. Civ. P.")12(b)(6) and 9(b), and Sections 21D(b)(3)(A) and 21E(c)(1)(B) of the Securities and Exchange Act. The Court was subsequently informed that the parties wished to commence settlement proceedings, and, on August 20, 1999, the Court entered a Preliminary Order In

Connection With Settlement Proceedings, in order to provide notice to the class and schedule the appropriate hearings. A hearing was held and an Order and Final Judgment entered on October 12, 1999.

     For these reasons, defendants' motion to dismiss is denied as moot. The Clerk of the Court is directed to close the file in this action.

     SO ORDERED.


                                              ----------------------------------
                                              ALLEN G. SCHWARTZ, U.S.D.J.


Dated:   New York, New York
         October 13, 1999




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